                                                                       Exhibit 1

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                          AGREEMENT AND PLAN OF MERGER


                                  By and Among



                        Diamond Multimedia Systems, Inc.

                       Boardwalk Acquisition Corporation

                                      and

                           Micronics Computers, Inc.




                            Dated as of May 11, 1998

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                               TABLE OF CONTENTS

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ARTICLE I        THE TENDER OFFER . . . . . . . . . . . . . . . . . . . . . .   1
         1.1     The Offer  . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     Company Action . . . . . . . . . . . . . . . . . . . . . . .   3
         1.3     Directors  . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE II       THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.2     Effective Time . . . . . . . . . . . . . . . . . . . . . . .   5
         2.3     Effects of the Merger  . . . . . . . . . . . . . . . . . . .   5
         2.4     Certificate of Incorporation . . . . . . . . . . . . . . . .   5
         2.5     Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.6     Directors  . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.7     Officers . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.8     Conversion of Shares . . . . . . . . . . . . . . . . . . . .   6
         2.10    Dissenting Shares  . . . . . . . . . . . . . . . . . . . . .   7
         2.11    Payment For Shares . . . . . . . . . . . . . . . . . . . . .   7
         2.12    No Further Rights or Transfers . . . . . . . . . . . . . . .   8
         2.13    Supplementary Action . . . . . . . . . . . . . . . . . . . .   8
         2.14    Closing  . . . . . . . . . . . . . . . . . . . . . . . . . .   9

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . . .   9
         3.1     Organization of the Company  . . . . . . . . . . . . . . . .   9
         3.2     Company Capital Structure  . . . . . . . . . . . . . . . . .   10
         3.3     Obligations With Respect to Capital Stock  . . . . . . . . .   10
         3.4     Authority  . . . . . . . . . . . . . . . . . . . . . . . . .   11
         3.5     SEC Filings; the Company Financial Statements  . . . . . . .   12
         3.6     Absence of Certain Changes or Events . . . . . . . . . . . .   13
         3.7     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         3.8     Title to Properties; Absence of Liens and Encumbrances . . .   14
         3.9     Intellectual Property  . . . . . . . . . . . . . . . . . . .   15
         3.10    Compliance; Permits; Restrictions  . . . . . . . . . . . . .   18
         3.11    Litigation . . . . . . . . . . . . . . . . . . . . . . . . .   19
         3.12    Brokers' and Finders' Fees . . . . . . . . . . . . . . . . .   19
         3.13    Employee Benefit Plans . . . . . . . . . . . . . . . . . . .   19
         3.14    Employees; Labor Matters . . . . . . . . . . . . . . . . . .   19
         3.15    Environmental Matters  . . . . . . . . . . . . . . . . . . .   20
         3.16    Agreements, Contracts and Commitments  . . . . . . . . . . .   21
         3.17    Change of Control Payments . . . . . . . . . . . . . . . . .   22
         3.18    Board Approval . . . . . . . . . . . . . . . . . . . . . . .   22
         3.19    Fairness Opinion . . . . . . . . . . . . . . . . . . . . . .   22





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                               TABLE OF CONTENTS
                                  (continued)

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         3.20    Offer Documents  . . . . . . . . . . . . . . . . . . . . . .   22

ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER . . .   22
         4.1     Organization and Qualification . . . . . . . . . . . . . . .   22
         4.2     Corporate Power, Authorization and Enforceability  . . . . .   22
         4.3     No Conflict; Required Filings and Consents . . . . . . . . .   23
         4.4     Schedule 14D-1 . . . . . . . . . . . . . . . . . . . . . . .   24
         4.5     Available Funds  . . . . . . . . . . . . . . . . . . . . . .   24

ARTICLE V        COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . .   24
         5.1     Conduct of Business by the Company . . . . . . . . . . . . .   24
         5.2     Access to Information; Confidentiality . . . . . . . . . . .   26
         5.3     Proxy Material; Stockholders' Meeting  . . . . . . . . . . .   27
         5.4     No Solicitation  . . . . . . . . . . . . . . . . . . . . . .   28
         5.5     Public Announcements . . . . . . . . . . . . . . . . . . . .   29
         5.6     Notification of Certain Matters  . . . . . . . . . . . . . .   30
         5.7     Actions by Company . . . . . . . . . . . . . . . . . . . . .   30
         5.8     Officers' and Directors' Indemnification . . . . . . . . . .   30
         5.9     intentionally left blank]  . . . . . . . . . . . . . . . . .   31
         5.10    Additional Agreements  . . . . . . . . . . . . . . . . . . .   31
         5.11    Other Actions by the Company . . . . . . . . . . . . . . . .   31
         5.12    Section 203 of the DGCL  . . . . . . . . . . . . . . . . . .   32
         5.13    Stockholder Litigation . . . . . . . . . . . . . . . . . . .   32
         5.14    Section 401(k) Plan Termination; ESPP Termination  . . . . .   32

ARTICLE VI       CONDITIONS OF MERGER . . . . . . . . . . . . . . . . . . . .   32
         6.1     Conditions to the Obligations of Each Party to Effect the
                 Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

ARTICLE VII      TERMINATION, AMENDMENT AND WAIVER  . . . . . . . . . . . . .   33
         7.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . .   33
         7.2     Procedure and Effect of Termination  . . . . . . . . . . . .   35
         7.3     Fees and Expenses  . . . . . . . . . . . . . . . . . . . . .   35
         7.4     Amendment  . . . . . . . . . . . . . . . . . . . . . . . . .   36
         7.5     Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

ARTICLE VIII     MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . .   37
         8.1     Severability . . . . . . . . . . . . . . . . . . . . . . . .   37
         8.2     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         8.3     Entire Agreement; No Third Party Beneficiaries; No
                 Assignment . . . . . . . . . . . . . . . . . . . . . . . . .   38
         8.4     Interpretation; Knowledge  . . . . . . . . . . . . . . . . .   39





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                               TABLE OF CONTENTS
                                  (continued)
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         8.5     Counterparts . . . . . . . . . . . . . . . . . . . . . . . .  39
         8.6     Other Remedies; Specific Performance . . . . . . . . . . . .  39
         8.7     Governing Law  . . . . . . . . . . . . . . . . . . . . . . .  39
         8.8     Rules of Construction  . . . . . . . . . . . . . . . . . . .  40
         8.9     Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . .  40
         8.10    Survival of Representations and Warranties . . . . . . . . .  40





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

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (THE "AGREEMENT") is made and entered into as of this 11th day of May, 1998, by and among Diamond Multimedia Systems, Inc., a Delaware corporation ("PARENT"), Boardwalk Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("PURCHASER"), and Micronics Computers, Inc., a Delaware corporation (the "COMPANY").


                                    RECITALS

         A. The Boards of Directors of Parent, Purchaser and the Company have each unanimously approved the terms and conditions of a merger of Purchaser with and into the Company (the "MERGER") upon the terms and subject to the conditions set forth herein.

         B. Pursuant to the Merger, Purchaser will acquire each issued and outstanding share of Common Stock par value $0.01 per share, of the Company (shares of the Common Stock are referred to herein as the "SHARES") at a price of $2.45 net per Share to the seller in cash and without interest thereon (the "OFFER PRICE"). In order to accomplish the Merger, Purchaser shall first commence a tender offer (the "OFFER") by Purchaser under Section 14(d)(1) of the Securities and Exchange Act of 1934, as amended (the "EXCHANGE ACT"), to purchase all outstanding Shares.

         C. The Board of Directors of the Company has unanimously resolved to recommend the acceptance of the Offer and approval of the Merger to the holders of Shares and determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares and that the Offer and the Merger are in the best interests of the holders of such Shares.

         NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:


                                   ARTICLE I

                                THE TENDER OFFER

         1.1       THE OFFER.

                   (a) Provided that this Agreement shall not have been terminated pursuant to Section 7.1 and none of the events set forth in clause
(iii) of Annex I shall have occurred or be existing, Purchaser shall, and Parent shall cause Purchaser to, within five business days after the public announcement of the execution of this Agreement commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer at the Offer Price.

                   (b) The obligations of Purchaser to consummate the Offer and to accept for payment and pay for any of the Shares tendered shall be subject to the conditions set forth on

Annex I, including that a minimum of not less than fifty-one percent (51%) of the Shares outstanding on a fully diluted basis (including for purposes of such calculation all Shares issuable upon exercise of all stock options vested or scheduled to vest prior to July 31, 1998, and conversion of convertible securities or other rights to purchase or acquire Shares) being validly tendered and not withdrawn prior to the expiration of the Offer (the "MINIMUM CONDITION"). The per Share amount shall be net to the seller in cash, upon the terms and subject to the conditions of the Offer and subject to reduction for any applicable federal back-up or other applicable withholding or stock transfer taxes. The Offer shall remain open until 12:00 Midnight, New York City time, on such date as is twenty (20) business days following the commencement of the Offer. As used in this Agreement, the "EXPIRATION DATE" means 12:00 Midnight, New York City time, on such date, unless Purchaser extends the Offer as permitted by this Agreement, in which case the "Expiration Date" means the latest time and date to which the Offer is extended.

                   (c) Purchaser expressly reserves the right to waive any condition to the Offer (other than the condition set forth in clause (ii) or (iii)(E) of Annex I), to increase the price per Share payable in the Offer, to extend the duration of the Offer, or to make any other changes in the terms and conditions of the Offer; provided, however, that no such change may be made which decreases the price per Share payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to those set forth in Annex I or amends any other material terms of the Offer in a manner materially adverse to the Company's stockholders, and provided, further, that the Offer may not, without the Company's prior written consent, be extended beyond 120 days from the commencement of the Offer except as necessary to provide time to satisfy the conditions set forth in Annex I or as required by any rule, regulation, interpretation or position of the Securities Exchange Commission (the "SEC") and except that Purchaser may extend the Offer for up to 20 business days, if as of such date, there shall not have been tendered at least ninety percent (90%) of the outstanding Shares so that the Merger could be effected without a meeting of the Company's stockholders in accordance with applicable provisions of the Delaware General Corporation Law ("DGCL").

                   (d) The Offer shall be made by means of an offer to purchase (the "OFFER TO PURCHASE") containing the terms set forth in this Agreement and the conditions set forth in Annex I. Concurrently with the commencement of the Offer, Parent and Purchaser shall file with the SEC a tender offer statement on Schedule 14D-1 reflecting the Offer (together with
all exhibits, amendments and supplements thereto, the "SCHEDULE 14D-1").    The
Schedule 14D-1 will contain or will incorporate by reference the Offer to Purchase (or portions thereof) and forms of the related letter of transmittal and summary advertisements (which Schedule 14D-1, Offer to Purchase and other documents, together with any supplements or amendments thereto, are referred to herein collectively as the "OFFER DOCUMENTS"). The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of the Company. Parent and Purchaser agree to provide the Company and its counsel with any comments which Parent, Purchaser or their counsel may receive from the SEC or the staff of the SEC with respect to such documents promptly after receipt thereof. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase by accepting for payment and will pay for Shares validly tendered and not properly withdrawn, as promptly as practicable after the Expiration Date. Parent, Purchaser and the Company agree promptly to correct any information provided by any of them for use in the Offer Documents that shall have become false or misleading in any material respect and to provide any information, the omission of which would make any previously provided information false or misleading in any material respect, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Offer Documents will, on the date filed and on the date first published, sent or given to the Company's stockholders, comply in all material respects with all provisions of applicable federal securities laws and the rules and regulations promulgated thereunder.

         1.2       COMPANY ACTION.

                   (a) The Company hereby approves of and consents to the Offer and represents and warrants that (i) its Board of Directors has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger, are fair to and in the best interests of the holders of the Shares, (B) approved and adopted this Agreement and the transactions contemplated hereby and (C) resolved to recommend that the stockholders of the Company accept the Offer and approve and adopt this Agreement and the transactions contemplated hereby and thereby (provided, however, that subject to the provisions of Section 5.4 such recommendation may be withdrawn, modified or amended in connection with a Superior Proposal (as defined in Section 5.4)) and (ii) Alliant Partners ("ALLIANT PARTNERS") has rendered to the Board of Directors of the Company its written opinion (which opinion is permitted to be included in writing in the Schedule 14D-9 (as defined in Section 1.2(b)), to the effect that the consideration to be received by the holders of Shares pursuant to each of the Offer and (so long as the price per Share equals or exceeds $2.45) the Merger is fair to the holders of Shares. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company's Board of Directors described in clause (i) of this Section 1.2(a), and has obtained the consent of Alliant Partners to the inclusion in the Schedule 14D-9 of a copy of the written opinion referred to in clause (ii) above.

                   (b) The Company shall file with the SEC, concurrently with the filing by Parent and Purchaser of the Schedule 14D-1, a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act relating to the Offer (together with all exhibits, amendments and supplements thereto as well as the Information Statement required pursuant to Section 14(f) under the Exchange Act, collectively the "SCHEDULE 14D-9"), which shall contain the recommendation of the Company's Board of Directors described in Section 1.2(a), and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. The Schedule 14D-9, and each amendment thereto, will, on the date filed, comply in all material respects with the provisions of applicable federal securities laws. The Company, Parent and Purchaser agree promptly to correct any information provided by any of them for use in the Schedule 14D-9 that shall have become false or misleading in any material respect and to provide any information, the omission of which would make any previously provided information false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and the Schedule 14D-9 as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given the opportunity to review and comment on the Schedule 14D-9, and all amendments and supplements thereto, prior to the time at which such documents and all documents related thereto are filed with the SEC. The Company shall provide Purchaser and its counsel with any comments the Company or its counsel may receive from the SEC with respect to the Schedule 14D-9 promptly after receipt of such comments.

                   (c) The Company has been advised by all of its directors and executive officers, that, as of the date of this Agreement, each intends to tender all outstanding Shares beneficially owned by such person to Purchaser pursuant to the Offer unless to do so would subject such person to liability under Section 16(b) of the Exchange Act.

                   (d) The Company shall promptly furnish Purchaser with the names and addresses either on preprinted mailing labels or in such electronic or other form reasonably requested by Parent of all record holders of Shares and security position listings of Shares held in stock depositories, each of a recent date, and shall promptly furnish Purchaser with such additional information, including updated lists of stockholders, mailing labels and security position listings, and such other assistance as Parent, Purchaser or their agents may reasonably request in connection with communicating the Offer and any amendments or supplements thereto to the Company's stockholders. Subject to the requirements of applicable laws and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Purchaser shall hold in confidence the information contained in any of such labels and lists.

         1.3 DIRECTORS. Promptly upon the acquisition by Purchaser pursuant to the Offer of such number of Shares which satisfies the Minimum Condition and from time to time thereafter, Parent shall be entitled to designate a majority of the members of the Company's Board of Directors, subject to compliance with Section 14(f) of the Exchange Act. The Company shall, upon request by Parent, promptly increase the size of the Board of Directors to the extent permitted by its Certificate of Incorporation and/or secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board of Directors and shall use its reasonable efforts to cause Parent's designees to be so elected. The Company shall take, at its expense, all action necessary to effect any such election, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in form and substance reasonably satisfactory to Parent and its counsel. Following the election or appointment of Parent's designees pursuant to this Section 1.3 and prior to the Effective Time, any amendment or termination of this Agreement, extension for the performance or waiver of the obligations or other acts of Parent or Purchaser or waiver of the Company's rights hereunder, shall require the concurrence of a majority of the Company's directors (or the concurrence of the director, if there is only one remaining) then in office who are directors on the date hereof, or are directors (other than directors designated by Parent in accordance with this Section 1.3) designated by such persons to fill any vacancy (the "CONTINUING DIRECTORS"); provided, however, that, if there shall be no Continuing Directors, such actions may be affected by majority vote of the entire Board of Directors, except that no such action shall amend the terms of this Agreement or waive any right or obligation under this Agreement in a manner adverse to the stockholders of the Company.


                                   ARTICLE II

                                   THE MERGER

         2.1 THE MERGER. Upon the terms and subject to the conditions hereof and in accordance with the DGCL, Purchaser shall be merged with and into the Company as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VI of this Agreement. Following the Merger, the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and the separate corporate existence of Purchaser shall cease. At the election of Parent or Purchaser, any direct or indirect wholly-owned subsidiary of Parent incorporated under the laws of the State of Delaware may be substituted for Purchaser as a constituent corporation in the Merger. As used herein, the term "PURCHASER" shall, upon such substitution, refer to any such substituted corporation.

         2.2 EFFECTIVE TIME. The Merger shall be consummated by and shall be effective at the time there has been filed as provided by Section 2.14 with the Delaware Secretary of State a certificate or agreement of merger in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL, and such other documents as may be required by the provisions of the DGCL. The time of such filing is referred to as the "EFFECTIVE TIME."

         2.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in applicable sections of the DGCL. As of the Effective Time, the Company shall be a wholly-owned subsidiary of Parent.

         2.4 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Surviving Corporation shall be amended to contain the substantive provisions of the Certificate of Incorporation of the Purchaser as in effect at the Effective Time.

         2.5 BYLAWS. Subject to Section 5.8 below, the Bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter duly amended in accordance with applicable law.

         2.6 DIRECTORS. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, as such instruments may be amended from time to time, either before or after the Effective Time, or as otherwise provided by law.

         2.7 OFFICERS. The officers of the Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, except as Parent may determine and notify the Company in writing prior to the Effective Time. Such officers of the Surviving Corporation will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, as such instruments may be amended from time to time, either before or after the Effective Time, or as otherwise provided by law.

         2.8       CONVERSION OF SHARES.

                   (a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holders of the Shares:

                             (i)    Each Share issued and outstanding
         immediately prior to the Effective Time (other than Shares held, directly or indirectly, by Parent, Purchaser, the Company or any of their majority-owned subsidiaries, and any Dissenting Shares (as defined in Section 2.10)) shall automatically be canceled and extinguished and be converted into the right to receive $2.45, or the highest amount per Share as is paid pursuant to the Offer (the "MERGER CONSIDERATION"), in cash, without interest thereon.

                            (ii)    Each Share issued and outstanding
         immediately prior to the Effective Time which is owned or held, directly or indirectly, by Parent, Purchaser, the Company or any of their majority-owned subsidiaries shall be canceled and extinguished and cease to exist, without any conversion thereof, and no payment shall be made with respect thereto.

                           (iii) Each holder (other than holders referred to in Section 2.8(a)(ii)) of a certificate representing any Shares shall after the Effective Time cease to have any rights with respect to such Shares, except either to receive the Merger Consideration upon surrender of such certificate, or to exercise such holder's appraisal rights as provided in Section 2.10 and the DGCL.

                            (iv) Each share of Common Stock of Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and thereafter represent one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

         2.9 COMPANY STOCK OPTIONS. The Company, Parent and Purchaser hereby acknowledge and agree that Parent shall not assume or continue any outstanding stock options (the "OUTSTANDING OPTIONS") under any of the Company's 1989 Stock Option Plan (the "1989 PLAN"), 1992 Directors Stock Option Plan (the "1992 PLAN"), the 1998 Equity Incentive Plan (the "1998 PLAN") and options assumed in connection with the Company's acquisition of Orchid Technology (the "ASSUMED ORCHID OPTIONS") or any other agreement or arrangement, or substitute any additional options for such outstanding options (collectively, the "STOCK PLANS"). The Company shall take all actions necessary to provide that at the Effective Time, (i) each Outstanding Option shall be canceled and (ii) in consideration for such cancellation, each holder of an Outstanding Option shall receive in consideration thereof an amount (subject to applicable withholding requirements) in cash equal to the product of (x) the excess, if any, of the Merger Consideration over the per Share exercise price of each Outstanding Option and (y) the number of Shares subject to such Outstanding Option. The Company shall take all actions necessary to effectuate the foregoing including without limitation amending the Stock Plans and obtaining any necessary consents from holders of Outstanding Options.

         2.10 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Shares which are outstanding immediately prior to the Effective Time and which are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 262 of the DGCL ("DISSENTING SHARES") shall not be converted into a right to receive the Merger Consideration pursuant to Section 2.8, but the holders of Dissenting Shares shall instead be entitled to receive such consideration as shall be determined pursuant to
Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose such holder's right of appraisal and payment under the DGCL, such holder's Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon, as provided in Section 2.8, and such Shares shall no longer be Dissenting Shares. The Company shall give Parent and Purchaser prompt notice of any demands received by the Company for appraisal of Shares, and of any withdrawals of demands for appraisal, or of any other instruments served pursuant to Section 262 of the DGCL and received by the Company. Prior to the Effective Time, Parent and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands for appraisal. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent and Purchaser, make any payment with respect to, or settle or offer to settle, any such demands. Each holder of Dissenting Shares shall have only such rights and remedies as are granted to such holder under Section 262 of the DGCL.

         2.11      PAYMENT FOR SHARES.

                   (a) Prior to the Effective Time, Purchaser shall select and appoint a bank or trust Company to act as agent for the holders of Shares (the "PAYING AGENT") to receive and disburse the Merger Consideration to which holders of Shares shall become entitled pursuant to Section 2.8. At the Effective Time, Purchaser or Parent shall provide the Paying Agent with sufficient cash to allow the Merger Consideration to be paid by the Paying Agent for each Share then entitled to receive the Merger Consideration.

                   (b) As soon as practicable after the Effective Time, Purchaser or Parent shall cause the Paying Agent to mail to each record holder of a certificate or certificates representing Shares which as of the Effective Time represents the right to receive the Merger Consideration (the "CERTIFICATES"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be requested, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and such Certificate shall forthwith be canceled. No interest shall be paid or accrued on the Merger Consideration upon the surrender of the Certificates. Until surrendered in accordance with the provisions of this Section, each Certificate shall be deemed for all purposes to evidence only the right to receive the Merger Consideration (without interest thereon), and shall, subject to Section 2.9, have no other right.

                   (c) If the Merger Consideration (or any portion thereof) is to be delivered to a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment that the Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment or delivery shall pay any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

                   (d) Promptly following the date that is nine months after the Effective Date, the Paying Agent shall return to the Surviving Corporation all Merger Consideration and other cash, property and instruments in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration (without interest thereon). Notwithstanding the foregoing, the Surviving Corporation shall be entitled to receive from time to time all interest or other amounts earned with respect to any cash deposited with the Paying Agent as such amounts accrue or become available.

         2.12 NO FURTHER RIGHTS OR TRANSFERS. At and after the Effective Time the holders of Certificates to be exchanged for the Merger Consideration pursuant to this Agreement shall cease to have any rights as to stockholders of the Company except for the right to surrender such holder's Certificates in exchange for payment of the Merger Consideration, and after the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. Any Certificates formerly representing Shares presented to the Surviving Corporation or Paying Agent shall be canceled and exchanged for the Merger Consideration, as provided in this Article II, subject to applicable law in the case of Dissenting Shares.

         2.13 SUPPLEMENTARY ACTION. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either the Company or Purchaser, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered, in the name of and on behalf of the Company and Purchaser, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

         2.14 CLOSING. Upon the terms and subject to the conditions of this Agreement, as soon as practicable after all the conditions to the obligations of the parties hereto to effect the Merger under Article VI of this Agreement shall have been satisfied or waived, the Company, Parent and Purchaser shall (i) file with the Secretary of State of the State of Delaware a certificate or agreement of merger or a certificate of ownership and merger in such form as may be required by, and executed in accordance with, the relevant provisions of the DGCL and (ii) take all such other and further actions as may be required by law to make the Merger effective. Contemporaneous with the filing referred to in this Section, a closing (the "CLOSING") will be held at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304 or at such other location as the parties may establish for the purpose of confirming all the foregoing. The date and the time of such Closing are referred to as the "CLOSING DATE."


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Purchaser, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by the Company to Parent and Purchaser dated as of the date hereof and certified by a duly authorized officer of the Company (the "COMPANY SCHEDULES"), as follows:

         3.1       ORGANIZATION OF THE COMPANY.

                   (a) The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted (as disclosed by the Company in its publicly filed reports and publicly announced press releases) and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined below).

                   (b) The Company has delivered to Parent a true and complete list of all of the Company's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary, the jurisdictions in which such subsidiary is qualified or licensed, and the Company's and any other person's equity interest therein. All shares of subsidiaries owned of record by persons other than the Company are owned beneficially (or the substantive equivalent) by the Company.

                   (c) The Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of the Company and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

                   (d) For the purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, prospects, assets (including intangible assets), capitalization, financial condition or results of operations of the Company and its subsidiaries taken as a whole.

         3.2 COMPANY CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, $0.01 par value per share, of which there were 12,902,565 shares issued and outstanding as of the date of this Agreement and 5,000,000 shares of Preferred Stock, $0.01 par value per share, of which no shares are issued or outstanding as of the date of this Agreement. All outstanding shares of the Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement or document to which the Company is a party or by which it is bound. As of the date of this Agreement, the Company had reserved an aggregate of 3,120,084 shares of the Company Common Stock for issuance to employees, consultants and non-employee directors pursuant to the 1989 Plan, the 1992 Plan, the 1998 Plan and the Assumed Orchid Options, of which, as of the date of this Agreement, options for an aggregate of 831,867 shares had been exercised, options to purchase an aggregate of 1,317,244 shares were outstanding and an aggregate of 970,973 shares remained available for future grants. There are no shares reserved for issuance or issuable under the Company's Employee Stock Purchase Plan (the "ESPP"). All shares of the Company Common Stock subject to issuance pursuant to outstanding stock options or purchase agreements entered into in connection with such plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The Company Schedules list for each person who held restricted stock or options, the name of the holder of such shares or option, the exercise price of such option, the number of shares which will have vested at such date, the vesting schedule for such shares or option and whether the lapsing of the Company's repurchase rights or exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicate the extent of acceleration, if any.

         3.3 OBLIGATIONS WITH RESPECT TO CAPITAL STOCK. Except as set forth in Section 3.2, there are no shares of capital stock of the Company, or any securities exchangeable or convertible into or exercisable for such capital stock, issued, reserved for issuance or outstanding. Except for securities the Company owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, convertible securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 3.2, there are no options, warrants, equity securities, convertible securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries are bound, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, equity interests, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of the Company, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of the Company or with respect to any equity security, partnership interest or similar ownership interest of any of its subsidiaries.

         3.4       AUTHORITY.

                   (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders and the filing and recordation of the Certificate of Merger pursuant to the DGCL. A vote of the holders of a majority of the outstanding Shares is required for the Company's stockholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and, if applicable, Purchaser, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders, and subject to such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the securities or antitrust laws of any foreign country (collectively, the "REGULATORY FILINGS"), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or subject, which conflict or violation could reasonably be expected to result in a Material Adverse Effect, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or subject, which conflict or violation could reasonably be expected to result in a Material Adverse Effect. The Company Schedules list all consents, waivers and approvals under any of the Company's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

                   (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the Regulatory Filings, and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to the Company, or the Surviving Corporation or have a material adverse effect on the ability of the parties to consummate the Offer or the Merger.

         3.5       SEC FILINGS; THE COMPANY FINANCIAL STATEMENTS.

                   (a) The Company has filed in a timely manner all forms, reports and documents required to be filed with the SEC since its initial public offering and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the "COMPANY SEC REPORTS." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such the Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
None of the Company's subsidiaries is required to file any forms, reports or other documents as a public company pursuant to Section 13 of the Exchange Act with the SEC.

                   (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "COMPANY FINANCIALS"), including any of the Company SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act and except that such unaudited interim financial statements do not include all of the footnotes required under GAAP) and (iii) fairly presented the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of the Company contained in the Company SEC Reports as of March 31, 1998 is hereinafter referred to as the "COMPANY BALANCE SHEET." Except as disclosed in the Company Financials, since the date of the Company Balance Sheet neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, except liabilities (i) provided for in the Company Balance Sheet, or
(ii) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices and immaterial in the aggregate.

                   (c) The Company has previously furnished to Parent a complete and correct copy of any amendments or modifications that have not yet been filed with the SEC but are required to be so filed, with respect to agreements, documents or other instruments have previously been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

         3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Company Balance Sheet there has not been: (i) any Material Adverse Effect, (ii) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

         3.7       TAXES.

                   (a) For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                   (b) The Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by the Company and each of its subsidiaries prior to the date hereof, except such Returns which are not material to the Company, and have timely paid all Taxes shown to be due on such Returns. The Company has provided adequate accruals in accordance with generally accepted accounting principles in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns.

                   (c) Except as is not material to the Company, the Company and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, the Federal Insurance Contribution Act ("FICA"), the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.

                   (d) Except as is not material to the Company, neither the Company nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                   (e) Except as is not material to the Company, no audit or other examination of any Return of the Company or any of its subsidiaries is presently in progress, nor has the Company or any of its subsidiaries been notified of any request for such an audit or other examination by the Internal Revenue Service or any state or foreign taxing agency or authority during the past five fiscal years or in the current fiscal year or any interim period within the past five fiscal years and/or the current fiscal year.

                   (f) Except as is not material to the Company, no adjustment relating to any Returns filed by the Company or any of its subsidiaries has been proposed formally or informally by any Tax authority to the Company or any of its subsidiaries or any representative thereof.

                   (g) Except as is not material to the Company, neither the Company nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to the Company.

                   (h) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

                   (i) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

                   (j) Neither the Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing or allocation agreement or arrangement with anyone outside of the Company's consolidated group of companies.

         3.8       TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.

                   (a) The Company Schedules list all real property owned by the Company. The Company Schedules list all real property leases to which the Company or any of its subsidiaries is a party and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim in an amount greater than $50,000.

                   (b) The Company and each of its subsidiaries have good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets, real, personal and mixed, used or held for use in their respective businesses, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS"), except as reflected in the Company Financials or in the Company Schedules and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

         3.9       INTELLECTUAL PROPERTY.

         For the purposes of this Agreement, the following terms have the following definitions:

                   "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all proprietary databases and data collections and all rights therein throughout the world; and (vii) any similar or equivalent rights to any of the foregoing anywhere in the world.

                   "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company or any of its subsidiaries.

                   "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and
                   (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority other than a recordation of a Lien.

                   (a) The Company Schedules lists all of the Registered Intellectual Property owned by, or filed in the name of, the Company and each of its subsidiaries (the "COMPANY REGISTERED INTELLECTUAL PROPERTY").

                   (b) The Company Schedules lists all proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office ("PTO") or equivalent authority anywhere in the world) related to any Company Intellectual Property.

                   (c) No Company Intellectual Property or product or service of the Company or any of its subsidiaries is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation materially restricting in any manner the use, transfer, or licensing thereof by the Company or any of its subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property.

                   (d) Each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property have been made and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

                   (e) Except as set forth in the Company Schedules: (i) the Company and each of its subsidiaries owns and has marketable title and exclusive rights to each item of Company Intellectual Property, including all Company Registered Intellectual Property listed on the Company Schedules, free and clear of any Lien; and (ii) the Company together with its subsidiaries is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of such entities, including the sale of any products or the provision of any services by such entities.

                   (f) The Company and each of its subsidiaries owns exclusively, and has good and marketable title to, all copyrighted works that are products produced, marketed or sold by the Company or any of its subsidiaries or which any such entity otherwise purports to own.

                   (g) To the extent that any Intellectual Property has been developed or created by a third party for the Company or any of its subsidiaries and is material to the business of the Company and its subsidiaries taken as a whole, the Company or a subsidiary of the Company has a written agreement with such third party with respect thereto and such entity thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment.

                   (h) Except as set forth in the Company Schedules, neither the Company nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Company Intellectual Property, to any third party.

                   (i) The Company Schedules list all material contracts, licenses and agreements to which the Company or any of its subsidiaries is a party (i) with respect to Company Intellectual Property licensed or transferred to any third party; or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to the Company, with a potential value or cost in excess of $10,000. The Company Schedules lists any agreements pursuant to which the Company or any of its subsidiaries has licensed any Company Intellectual Property or products to any third party that differs in any material respect from its standard form.

                   (j) The contracts, licenses and agreements listed on the Company Schedules are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of any such contract, license or agreement. The Company (either directly or through one of its subsidiaries) is in compliance with, and has not breached any material term of any such contract, license or agreement and, to the knowledge of the Company, all other parties to such contract, license and agreement are in compliance with, and have not breached any material term of, such contract, license or agreement. Following the Closing Date, Parent and the Surviving Corporation, either directly or through one or more of its subsidiaries, will be permitted to exercise all of the Company's and its subsidiaries rights under the contracts, licenses and agreements listed on the Company Schedules to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or its subsidiaries would otherwise be required to pay.

                   (k) The Company Schedules list all contracts, licenses and agreements between the Company or any of its subsidiaries and any third party (other than sales made to customers in the ordinary course of business through the exchange of purchase orders, order acknowledgments and invoices wherein or whereby the Company or any of its subsidiaries has agreed to, or assumed, any obligation or duty to warrant, indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation by the Company or any of its subsidiaries or such third party of the Intellectual Property of any third party.

                   (l) The operation of the business of the Company or its subsidiaries as such business currently is conducted, or is reasonably contemplated to be conducted, including the Company's design, development, manufacture, marketing and sale of the products or services of the Company or its subsidiaries (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

                   (m) The Company has not received notice from any third party that the operation of the business of the Company or any of its subsidiaries or any act, product or service of the same, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction, other than notice with respect to any claims which have previously been waived or otherwise resolved (and any such claims which have been previously resolved have been fully paid or are fully provided for on the Company Balance Sheet).

                   (n) Except as set forth in the Company Schedules, to the knowledge of the Company, no Person has or is infringing or misappropriating any Company Intellectual Property.

                   (o) Except as set forth in the Company Schedules, there have been, and are, no material claims asserted against the Company or any of its subsidiaries, or any customer of the Company or any of its subsidiaries which have not previously been waived or otherwise resolved (and any such claims which have been previously resolved have been fully paid or are fully provided for on the Company Balance Sheet), related to infringement of Intellectual Property.

                   (p) The Company and each of its subsidiaries have taken all steps that are reasonably required to protect the rights of the Company and its subsidiaries in the Company's confidential information and trade secrets or any trade secrets or confidential information of third parties provided to the Company or any of its subsidiaries, and, without limiting the foregoing, the Company and each of its subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information / confidentiality agreement substantially in the Company's standard form and to the Company's knowledge all current and former employees and contractors of the Company and each of its subsidiaries have executed such an agreement.

         3.10      COMPLIANCE; PERMITS; RESTRICTIONS.

                   (a) Neither the Company nor any of its subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound or subject, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or subject. To the knowledge of the Company, no investigation or review by any Governmental Entity is pending or threatened against the Company or any of its subsidiaries, nor has any Governmental Entity currently indicated an intention to the Company or any of its subsidiaries in writing to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of the Company or any of its subsidiaries, any acquisition of material property by the Company or any of its subsidiaries or the conduct of any material business by the Company or any of its subsidiaries as currently conducted.

                   (b) The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to the operation of the business of the Company (collectively, the "COMPANY PERMITS"). The Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits.

         3.11 LITIGATION. There is no action, suit, proceeding, claim, arbitration or investigation pending or as to which the Company or any of its subsidiaries has received any notice of assertion, nor, to the Company's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against the Company or any of its subsidiaries which if determined adversely to the Company or such subsidiary, could reasonably likely have a Material Adverse Effect. To the knowledge of the Company, no Governmental Entity has at any time challenged or questioned in writing the legal right of the Company or any of its subsidiaries, to manufacture, offer or sell any of its products in the present manner or style thereof, which has not been satisfactorily resolved.

         3.12 BROKERS' AND FINDERS' FEES. Except for fees payable to Alliant Partners pursuant to an engagement letter dated October 30, 1996, a copy of which has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         3.13      EMPLOYEE BENEFIT PLANS.

                   (a) With respect to each material employee benefit plan, program, arrangement and contract (including, without limitation, any "EMPLOYEE BENEFIT PLAN" as defined in Section 3(3) of ERISA) maintained or contributed to by the Company or any trade or business which is under common control with the Company within the meaning of Section 414 of the Code (the "COMPANY EMPLOYEE PLANS"), the Company has made available to Parent a true and complete copy of, to the extent applicable, (i) such Company Employee Plan, (ii) the most recent annual report (Form 5500), (iii) each trust agreement related to such Company Employee Plan, (iv) the most recent summary plan description for each Company Employee Plan for which such a description is required, (v) the most recent actuarial report relating to any Company Employee Plan subject to Title IV of ERISA and (vi) the most recent IRS determination letter issued with respect to any Company Employee Plan.

                   (b) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the IRS covering the provisions of the Tax Reform Act of 1986 stating that such Company Employee Plan is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan. Each Company Employee Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law. Neither the Company nor any ERISA Affiliate of the Company has incurred or is reasonably expected to incur any material liability under Title IV of ERISA in connection with any Company Employee Plan.

         3.14 EMPLOYEES; LABOR MATTERS. To the Company's knowledge, no employee of the Company or any of its subsidiaries (i) is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its subsidiaries or to the use of trade secrets or proprietary information of others and (ii) has given notice to the Company or any of its subsidiaries, nor is the Company otherwise aware, that any employee intends to terminate his or her employment with the Company or any of its subsidiaries except for terminations of a nature and number that are consistent with the Company's prior experience. To the Company's knowledge, there are no activities or proceedings of any labor union to organize any employees of the Company or any of its subsidiaries and there are no strikes, or material slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any employees of the Company or any of its subsidiaries. The Company and its subsidiaries are and have been in compliance in all material respects with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, OSHA, ERISA, WARN or any similar state or local law).

         3.15      ENVIRONMENTAL MATTERS.

                   (a) No underground storage tanks and, except as reasonably would not be likely to result in a material liability to the Company and its subsidiaries, no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "HAZARDOUS MATERIAL"), are present, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

                   (b) Except as would not be reasonably likely result in a Material Adverse Effect, neither the Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company or any of its subsidiaries disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                   (c) The Company and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "COMPANY ENVIRONMENTAL PERMITS") required for the conduct of the Company's and its subsidiaries' Hazardous Material Activities and other businesses of the Company and its subsidiaries as such activities and businesses are currently being conducted.

                   (d) No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's knowledge, threatened concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials

Activity of the Company or any of its subsidiaries. The Company is not aware of any fact or circumstance which could involve the Company or any of its subsidiaries in any material environmental litigation or impose upon the Company any material environmental liability.

         3.16 AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as set forth in the Company Schedules, neither the Company nor any of its subsidiaries is a party to or is bound by:

                   (a) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of the Company's Board of Directors, other than those that are terminable by the Company or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit the Company's or any of its subsidiaries' ability to terminate employees at will and except for potential liabilities for future actions by the Company to the extent covered by the WARN Act;

                   (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan, stock purchase plan or restricted stock purchase agreement, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                   (c) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between the Company or any of its subsidiaries and any of its officers or directors;

                   (d) any agreement, contract or commitment containing any covenant limiting the freedom of the Company or any of its subsidiaries to engage in any line of business or compete with any person or granting any exclusive distribution rights;

                   (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition of a material portion of the assets of the Company and its subsidiaries or any ownership interest in any corporation, partnership, joint venture or other business enterprise; or

                   (f) any material joint marketing or development agreement.

         Neither the Company nor any of its subsidiaries, nor to the Company's knowledge any other party to a Company Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Company or any of its subsidiaries is a party or by which it is bound of the type described in clauses (a) through (f) above (any such agreement, contract or commitment, as well as any agreement, contract or commitment that is an exhibit to any Company SEC Report, a "COMPANY CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek damages, which could reasonably likely have a Material Adverse Effect.

         3.17 CHANGE OF CONTROL PAYMENTS. The Company Schedules set forth each plan, agreement or other arrangement or obligation pursuant to which any amounts may become payable or any additional rights or benefits may accrue (whether currently or in the future) in favor of any current or former employee, officer or director of the Company as a result of or in connection with the Offer and/or the Merger, and the nature and amount of any such obligation.

         3.18 BOARD APPROVAL. The Board of Directors of the Company has, as of the date of this Agreement (i) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger, are fair to and in the best interests of the holders of the Shares, (ii) approved and adopted this Agreement and the transactions contemplated hereby and (iii) resolved to recommend that the stockholders of the Company accept the Offer and approve and adopt this Agreement and the transactions contemplated hereby and thereby.

         3.19 FAIRNESS OPINION. The Company's Board of Directors has received a written opinion from Alliant Partners to the effect that the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to the holders of Shares.

         3.20 OFFER DOCUMENTS. Neither the Schedule 14D-9, nor any of the information supplied by the Company for inclusion in the Offer Documents, shall, at the respective times that the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The
Schedule 14D-9 will comply in all material respects as to form and substance with the requirements of the Exchange Act and the rules and regulations thereunder.


                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

         Parent and Purchaser, jointly and severally, represent and warrant to the Company that:

         4.1 ORGANIZATION AND QUALIFICATION. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted.

         4.2 CORPORATE POWER, AUTHORIZATION AND ENFORCEABILITY. Each of Parent and Purchaser has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate all the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser, the performance by each of Parent and Purchaser of their respective obligations hereunder and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of each of Parent and Purchaser and no other corporate action on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the filing and recordation of appropriate merger documents as required by the DGCL and the Regulatory Filings which shall be made prior to the Closing). This Agreement has been duly executed and delivered by each of Parent and Purchaser and is a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms.

         4.3       NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                   (a) Assuming satisfaction of all applicable requirements referred to in Section 4.3 (b) below, the execution and delivery of this Agreement by Parent and Purchaser, the compliance by Parent and Purchaser with the provisions hereof and the consummation by Parent and Purchaser of the transactions contemplated hereby will not conflict with or violate (i) any statute, law, ordinance, rule, regulation, order, writ, judgment, award, injunction, decree or ruling applicable to Parent or Purchaser or any of their properties, other than such conflicts or violations which individually or in the aggregate do not and will not have a material adverse effect on the business, properties, assets, results of operations or financial condition of Parent and Purchaser, taken as a whole, or (ii) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Purchaser.

                   (b) Other than in connection with or in compliance with the provisions of the DGCL, the Exchange Act, the "takeover" or "blue sky" laws of various states and the HSR Act, (i) neither Parent nor Purchaser is required to submit any notice, report, registration, declaration or other filing with any Governmental Entity in connection with the execution or delivery of this Agreement by Parent and Purchaser or the performance by Parent and Purchaser of their obligations hereunder or the consummation by Parent and Purchaser of the transactions contemplated by this Agreement and (ii) no waiver, consent, approval, order or authorization of any Governmental Entity is required to be obtained by Parent or Purchaser in connection with the execution or delivery of this Agreement by Parent and Purchaser or the performance by Parent and Purchaser of their obligations hereunder or the consummation by Parent and Purchaser of the transactions contemplated by this Agreement. None of the information supplied by Parent or Purchaser for inclusion in the information statement to be sent to the Company's stockholders to consider the Merger, as appropriate (such proxy statement or information statement, as amended or supplemented, is referred to as the "PROXY STATEMENT"), shall, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time of the meeting of the Company's stockholders to consider the Merger (the "COMPANY STOCKHOLDERS' MEETING"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein in light of the circumstances under which they were made, not misleading.

         4.4 SCHEDULE 14D-1. Neither the Schedule 14D-1 nor the Offer Documents, nor any of the information supplied by Parent and Purchaser for inclusion in the Schedule 14D-9, shall at the respective times the Schedule 14D-1 or the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company or upon the expiration of the Offer, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made not misleading (except for information supplied by the Company for inclusion in the Schedule 14D-1 and the Offer Documents, as to which Parent and Purchaser make no representation). None of the information supplied by Parent or Purchaser for inclusion in the Proxy Statement shall, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Company Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made therein in light of the circumstances under which they were made, not misleading.

         4.5 AVAILABLE FUNDS. Parent has or has available to it, and will make available to Purchaser, all funds necessary to satisfy all of Parent's and Purchaser's obligations under this Agreement and in connection with the transaction contemplated hereby, including, without limitation, the obligation to purchase all outstanding Shares pursuant to the Offer and the Merger and to pay all related fees and expenses in connection with the Offer and the Merger and any financing necessary to consummate the Offer and the Merger has been committed as of the date hereof.


                                   ARTICLE V

                                   COVENANTS

         The following provisions shall apply during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time (or, in the case of Sections 5.8 and 5.14 until the covenant terminates by its term).

         5.1 CONDUCT OF BUSINESS BY THE COMPANY. The Company (which for the purposes of this Article 4 shall include the Company and its subsidiaries taken as a whole) agrees, except to the extent that Parent shall otherwise consent in writing, to carry on its business diligently and in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, the Company will promptly notify Parent of any material event involving its business or operations.

         In addition, except as permitted by the terms of this Agreement (other than as provided in Article 5.1 of the Company Schedules or required under agreements existing as of the date hereof and described in the Company Schedules together with a description of any action contemplated thereunder), without the prior written consent of Parent, the Company shall not do any of the following, and shall not permit any of its subsidiaries to do any of the following:

                   (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

                   (b) Grant any severance or termination pay to any director, officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to the other, or adopt any new severance plan, or provide any other compensation or benefit to any employee, officer or director that would accrue or become payable as a result of or in connection with the Offer and/or Merger;

                   (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property or other proprietary rights, or enter into grants to future patent rights, other than in the ordinary course of business, consistent with past practice;

                   (d) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

                   (e) Repurchase or otherwise acquire, directly or indirectly, any shares of capital stock except pursuant to rights of repurchase of any such shares under any employee, consultant or director stock plan existing on the date hereof (which repurchase rights the Company shall be obligated to exercise if the repurchase price is less than the Offer Price);

                   (f) Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance of Shares pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement;

                   (g) Cause, permit or propose any amendments to any charter document or Bylaw (or similar governing instruments of any subsidiaries);

                   (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company, or enter into any joint ventures, strategic partnerships or alliances;

                   (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company, except in the ordinary course of business consistent with past practice;

                   (j) Incur any indebtedness for borrowed money in excess of $100,000 (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities, or guarantee any debt securities of others;

                   (k) Adopt or amend any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

                   (l) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

                   (m) Make any grant of exclusive distribution or other resale rights to any third party; or

                   (n) Agree in writing or otherwise to take any of the actions described in (a) through (m) above.

         5.2       ACCESS TO INFORMATION; CONFIDENTIALITY.

                   (a) Subject to and in accordance with the terms and conditions of that certain letter dated April 8, 1998 between Parent and the Company (the "CONFIDENTIALITY AGREEMENT"), the Company and its subsidiaries shall, and the Company and its subsidiaries shall use all reasonable commercial efforts to cause its officers, directors, employees and agents to, afford the officers, employees and agents of Parent, Purchaser and their affiliates and the attorneys, accountants, banks, other financial institutions and investment banks working with Parent or Purchaser, and their respective officers, employees and agents, complete access at all reasonable times to its officers, employees, agents, properties, books, records and contracts, and shall furnish Parent, Purchaser and their affiliates and the attorneys, banks, other financial institutions and investment banks working with Parent or Purchaser, all financial, operating and other data and information as they reasonably request.

                   (b) Subject to the requirements of law, Parent and Purchaser shall, and shall use all commercially reasonable efforts to cause their officers, employees and agents, and the attorneys, banks, other financial institutions and investment banks who obtain such information to, hold all information obtained pursuant to this Agreement or the Confidentiality Agreement in accordance with the terms and conditions of the Confidentiality Agreement.

                   (c) No investigation pursuant to this Section 5.2 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

         5.3       PROXY MATERIAL; STOCKHOLDERS' MEETING.

                   (a) The Company and each of Parent and Purchaser shall prepare and file, or shall cause to be prepared and filed, with the SEC those documents, schedules and amendments and supplements thereto required to be filed with respect to the transactions contemplated by this Agreement. To the extent required by the DGCL or other applicable law, the Company, acting through its Board of Directors, shall, cause the Company Stockholders' Meeting to be duly called (including establishing the record date, if requested, to be a date immediately after the date the Purchaser first purchases any Shares pursuant to the Offer) and shall give notice of, convene and hold the Company Stockholders' Meeting as soon as practicable, and at such time and place designated by Parent or Purchaser, for the purpose of approving the Merger, this Agreement and any other actions contemplated hereby which require the approval of the Company's stockholders. The Company shall recommend to its stockholders approval of the Merger and take all reasonable actions necessary to solicit such approval. The Company shall use all reasonable commercial efforts to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent and Purchaser, shall respond promptly to any comments of the SEC relating to any preliminary proxy statement regarding the Merger and the other transactions contemplated by this Agreement and to cause the Proxy Statement to be mailed to its stockholders, all at the earliest practicable time. Whenever any event occurs which should be set forth in an amendment or supplement to the Proxy Statement or any other filing required to be made with the SEC with respect to the Proxy Statement or the Company Stockholders' Meeting, each party shall promptly inform the other of such occurrence and cooperate in filing with the SEC and/or mailing to the Company's stockholders such amendment or supplement. The Proxy Statement and all amendments and supplements thereto shall comply with applicable law and be in form and substance reasonably satisfactory to each of Parent and Purchaser and the Company. Subject to compliance with applicable fiduciary duties, the Company, acting through its Board of Directors, shall include in the Proxy Statement the unanimous recommendation of its Board of Directors that stockholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger and shall disclose that each of the Company's directors and executive officers intend to tender all outstanding shares beneficially owned by such persons to Purchaser pursuant to the offer unless to do so would subject such person to liability under Section 16(b) of the Exchange Act. The Company shall use all reasonable commercial efforts to solicit from stockholders of the Company proxies in favor of such approval and adoption and shall take all other actions necessary or, in the reasonable judgment of Parent and Purchaser, advisable to secure the vote or consent of the Company's stockholders required by the DGCL to effect the Merger.

                   (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least ninety percent (90%) of the outstanding Shares, the parties hereto agree, at the request of Purchaser, subject to
Article VI, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting and without a vote of the Company's stockholders, in accordance with the DGCL.

         5.4       NO SOLICITATION.

                   (a) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant its terms, the Company and its subsidiaries shall not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or encourage submission of, any proposals or offers by any person, entity or group of such entity (other than Parent and its affiliates, agents and representatives), or
(ii) participate in any discussions or negotiations with, or disclose any non-public information concerning the Company or any of its subsidiaries to, or afford any access to the properties, books or records of the Company or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Parent and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to the Company. For the purposes of this Agreement, an "ACQUISITION PROPOSAL" with respect to an entity means any proposal or offer relating to (i) any merger, consolidation, sale or license of substantial assets or similar transactions of such entity (other than sales of assets or inventory in the ordinary course of business or as permitted under the terms of this Agreement), (ii) sale of 10% or more of the outstanding shares of capital stock of the Company (including without limitation by way of a tender offer or an exchange offer), (iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock of the entity (except for acquisitions for passive investment purposes only in circumstances where the person or group qualifies for and files a Schedule 13G with respect thereto or qualifies for and files a
Schedule 13D with respect thereto, indicating that the acquisition of such shares is for passive investment purposes only, and such person or group does not subsequently file an amendment to such 13D indicating that such shares were not acquired for passive investment purposes only and the Minimum Condition is not satisfied); or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted previously with respect to any of the foregoing. The Company will (i) notify Parent as promptly as practicable if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable notify Parent of the terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions of this

Section 5.4(a), from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, the Company and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Parent or Purchaser); provided, however, that nothing herein shall prohibit the Company' Board of Directors from taking and disclosing to the Company' stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

                   (b) Notwithstanding the provisions of paragraph (a) above, prior to consummation of the Offer, the Company may, to the extent the Board of Directors of the Company determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (c), below, furnish information to any person, entity or group after such person, entity or group has delivered to the Company in writing, an unsolicited bona fide Acquisition Proposal which the Board of Directors of the Company in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable than the Offer and the Merger to the stockholders of the Company [from a financial point of view] and for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors of the Company (based upon the advice of independent financial advisors), is reasonably capable of being financed by such person, entity or group and which is reasonably likely to be consummated (a "SUPERIOR PROPOSAL"). In the event the Company receives a Superior Proposal, nothing contained in this Agreement (but subject to the terms hereof) will prevent the Board of Directors of the Company from recommending such Superior Proposal to the Company's stockholders, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; provided, however, that the Company shall not recommend to its stockholders a Superior Proposal for a period of not less than 48 hours after Parent's receipt of a copy of such Superior Proposal (or a description of the terms and conditions thereof, if not in writing).

                   (c) Notwithstanding anything to the contrary herein, the Company will not provide any non-public information to a third party unless: (x) the Company provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (y) such non-public information has been previously delivered to Parent.

         5.5 PUBLIC ANNOUNCEMENTS. Parent and Purchaser on the one hand and the Company on the other hand will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Offer or the Merger or the other transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law. This
Section 5.5 shall supersede any conflicting provisions in the Confidentiality Agreement.

         5.6       NOTIFICATION OF CERTAIN MATTERS.

                   (a) The Company shall give prompt notice (which notice shall state that it is delivered pursuant to Section 5.6(a) of this Agreement) in writing to Parent, and Parent and Purchaser shall give prompt notice in writing to the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement through the Effective Time and (ii) any failure of the Company, Parent or Purchaser, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

                   (b) The Company shall give prompt notice in writing (which notice shall state that it is delivered pursuant to Section 5.6(b) of this Agreement) to Parent of (i) any act, omission to act, event or occurrence which, with the passage of time or otherwise, would likely have a Material Adverse Effect on the Company and (ii) any material contingent liability of the Company or any of its subsidiaries for which such party reasonably believes it will, with the passage of time or otherwise, become liable; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

         5.7 ACTIONS BY COMPANY. Subject to the terms and conditions hereof, the Company shall, and shall cause its subsidiaries to, cooperate with Parent and Purchaser and take all such actions as may be reasonably requested by Parent and Purchaser to accomplish the Merger.

         5.8       OFFICERS' AND DIRECTORS' INDEMNIFICATION.

                   (a) All rights to indemnification existing in favor of the current directors and officers of the Company ( the "INDEMNIFIED PERSONS") for acts and omissions occurring prior to the Effective Time, as provided in the Company's Certificate of Incorporation and/or Bylaws (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and the Indemnified Persons (as in effect as of the date of this Agreement), shall survive the Offer and the Merger for a period of not less than four years after the Effective Time; provided, however, that if, at any time prior to the fourth anniversary of the Effective Time, any Indemnified Persons delivers to Parent or the Surviving Corporation a written notice asserting a claim for indemnification, then the claim asserted in such notice shall survive the fourth anniversary of the Effective Time until such time as such claim is fully and finally resolved. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least favorable to current Indemnified Persons as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified from the Effective Time until the fourth anniversary of the date on which the Merger becomes effective in any manner that would adversely affect the rights thereunder of any such Indemnified Person.

         (b) From the Effective Time until the fourth anniversary of the date on which the Merger becomes effective, Parent shall maintain in effect, for the benefit of the Indemnified Persons with respect to acts or omissions occurring prior to the Effective Time, the directors' and officers' liability insurance policy currently carried: provided, however, that Parent may substitute for such policy or policies of materially equivalent coverage for acts or commissions prior to the Effective Date and provided, further, that Parent shall not be obligated to maintain such coverage for policy limits which would cause the annual cost of such coverage to exceed $397,248, representing 150% of the cost of such coverage paid by the Company in fiscal year 1998 and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

         (c) The provisions of this Section 5.8 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Persons.

         [5.9      INTENTIONALLY LEFT BLANK]

         5.10      ADDITIONAL AGREEMENTS.

                   (a) Subject to the terms and conditions hereof, each of the parties to this Agreement agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including consummation of the Offer and the Merger) and to cooperate with each other in connection with the foregoing.

                   (b) Subject to the terms and conditions hereof, each of the parties to this Agreement agrees to use (i) all commercially reasonable efforts to obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases, licenses and other contracts, and (ii) all commercially reasonable efforts to obtain all necessary consents, approvals and authorizations as required to be obtained under any federal, state or foreign law or regulations, including, but not limited to, those required under the HSR Act, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, to effect all necessary registrations and filings, including, but not limited to, filings under the HSR Act and submissions of information requested by Governmental Entities, and to fulfill all conditions to this Agreement.

         5.11 OTHER ACTIONS BY THE COMPANY. If any "fair price," "moratorium," "control share acquisition," "shareholder protection" or other form of antitakeover statute, regulation or charter provision or contract is or shall become applicable to the Offer or the Merger or the transactions contemplated hereby, the Company shall grant such approvals and take such actions as are necessary under such laws and provisions so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute, regulation, provision or contract on the transactions contemplated hereby.

         5.12 SECTION 203 OF THE DGCL. The Company will not approve any acquisition of shares of Common Stock by any person (other than Parent, Purchaser or their respective affiliates) which would result in such person becoming an "interested stockholder" (as such term is defined in Section 203 of the DGCL) or otherwise become subject to Section 203 of the DGCL.

         5.13 STOCKHOLDER LITIGATION. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any of the transactions contemplated by this Agreement until the purchase of Shares pursuant to the Offer, and thereafter, notwithstanding the initial sentence of this Article V, shall give Parent the opportunity to direct the defense of such litigation and, if Parent so chooses to direct such litigation, Parent shall give the Company and its directors an opportunity to participate in such litigation; provided, however, that no settlement of such litigation shall be agreed to without Parent's consent; and provided further that no settlement requiring a payment by a director shall be agreed to without such director's consent, which consent, in either case, shall not be unreasonably withheld or delayed.

         5.14 SECTION 401(K) PLAN TERMINATION; ESPP TERMINATION. The Company will promptly take any and all actions necessary and appropriate to terminate the Company's 401(k) plan and the ESPP, including without limitation
(i) adoption of resolutions by the Company's board of directors terminating the 401(k) plan and the ESPP immediately prior to the Effective Time and (ii) timely delivery of any notices required under the terms of the 401(k) plan and the ESPP. The Company's 401K in effect as of the date hereof shall, to the extent practicable, remain in effect until Company employees are allowed to participate in a comparable Employee Benefit Plan of Parent. With respect to such comparable Employee Benefit Plan of Parent, such plan shall give full credit to each Company employee for each participant's respective period of service with the Company prior to the Effective Time for all purposes for which such period of service is relevant to benefits provided under such benefit plan of Parent. From and after the Effective Time, Parent shall provide employees of the Company with the opportunity to participate in any employee stock option or other incentive compensation plan of Parent or Purchaser on substantially the same terms and subject to substantially the same conditions as are available to similarly situated employees of Parent and Purchaser, provided for any employee that such employee otherwise fulfills all eligibility criteria.

                                   ARTICLE VI

                              CONDITIONS OF MERGER

         6.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

                   (a) If required by the DGCL, this Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company.

                   (b) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                   (c) Shares shall have been purchased pursuant to the Offer.

                   (d) No temporary restraining order, preliminary or permanent injunction, judgment or other order, decree or ruling nor any statute, rule, regulation or order shall be in effect which would (i) make the acquisition or holding by Parent or its affiliates of Shares or shares of Common Stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger, (ii) prohibit Parent's or Purchaser's ownership or operation of, or compel Parent or Purchaser to dispose of or hold separate, all or a material portion of the business or assets of Purchaser, the Company or any subsidiary of the Company thereof, (iii) compel Parent, Purchaser or the Company to dispose of or hold separate all or a material portion of the business or assets of Parent or any such subsidiary or the Company or any such subsidiary, (iv) impose material limitations on the ability of Parent or Purchaser or their affiliates effectively to exercise full ownership and financial benefits of the Surviving Corporation, or (v) impose any condition to the Offer, this Agreement or the Merger that is materially adverse to the party objecting thereto.


                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

         7.1 TERMINATION. This Agreement may be terminated, at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

                   (a) by mutual written agreement of the Boards of Directors of Parent and the Company;

                   (b)     by either Parent or the Company:

                                  (i)       if the Offer shall be terminated or
         expire without any Shares having been purchased pursuant to the Offer; provided, however, that a party shall not be entitled to terminate this Agreement pursuant to this Section 7.1(b)(i) if it is in material breach of its representations and warranties, covenants or other obligations under this Agreement; or

                                  (ii)      if any court of competent
         jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                   (c)     by Parent:

                                  (i)       if the Board of Directors of the
         Company or any committee thereof shall have approved, or recommended (and not rescinded such recommendation within two (2) business days) that stockholders of the Company accept or approve, an Acquisition Proposal by a third party;

                                  (ii)      if the Board of Directors of the
         Company or any committee thereof shall have withdrawn or modified (and not rescinded such recommendation within two (2) business days) its approval of, or recommendation that the stockholders of the Company accept or approve (as the case may be), the Offer, this Agreement and the Merger;

                                  (iii)     if the Company shall have failed to
         include in the Schedule 14D-9 the recommendation of the Board of Directors of the Company that the stockholders of the Company accept the Offer;

                                  (iv)      prior to the purchase of Shares
         pursuant to the Offer, in the event that the conditions to the Offer set forth in clause (i) or (ii) of Annex I shall not be satisfied or if any of the events set forth in clause (iii) thereof shall have occurred; provided in the case of an event set forth in clause (iii), item (A), (B), (C), (F) or (H) of Annex I that if such event is and continues to be reasonably probable of being cured by the date which is 20 business days after commencement of the Offer, Parent shall not terminate this Agreement pursuant to this Section 7 (c)(iv) as a result of such event until the date that is 20 business days after the commencement of the Offer; or

                                  (v)       prior to the purchase of Shares
         pursuant to the Offer if the Company is in material breach of any of its covenants or obligations under this Agreement, or any representation or warranty of the Company contained in this Agreement shall have been incorrect, in any material respect, when made or shall have since ceased to be true and correct in any material respect; provided, that, if such breach is curable through exercise of the Company's commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(c)(v) unless the breach is not cured within 10 days after giving notice to the Company;

                   (d)     by the Company:

                                  (i)       if the Offer shall not have been
         commenced in accordance with Section 1.1, or Parent or Purchaser shall have failed to purchase validly tendered Shares in violation of the terms of the Offer within ten business days after the expiration of the Offer; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to Section 7.1(d)(i) if it is in material breach of its representations and warranties, covenants or other obligations under this Agreement;

                                  (ii)      if the Board of Directors of the
         Company has resolved to, and in fact does, recommend to the Company's Stockholders that they accept a Superior Proposal, provided that all the provisions of Section 5.4 have been fully complied with, and provided further that the Company shall have paid to Parent the entire Break-up Fee as provided in Section 7.3(b); or

                                  (iii)     prior to the purchase of Shares
         pursuant to the Offer, if Parent or Purchaser is in material breach of any of its covenants or obligations under this Agreement, or any representation or warranty of Parent or Purchaser contained in this Agreement shall have been incorrect, in any material respect, when made or shall have since ceased to be true and correct in any material respect; provided, that, if such breach is curable through exercise of the Parent's or Purchaser's commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(d)(iii) unless the breach is not cured within 10 days after giving notice to the Parent.

         7.2       PROCEDURE AND EFFECT OF TERMINATION.

                   (a) In the event of the termination of this Agreement by the Company or Parent or both of them pursuant to Section 7.1, the terminating party shall provide written notice of such termination to the other party and this Agreement shall forthwith become void and there shall be no liability on the part of Parent, Purchaser or the Company, except as set forth in this
Section 7.2 and in Sections 5.2(b) and 7.3, The foregoing shall not relieve any party for liability for damages actually incurred as a result of any breach of this Agreement. Sections 5.2(b), 7.2, 7.3 and Article VIII shall survive the termination of this Agreement.

         7.3       FEES AND EXPENSES.

                   (a) Except as otherwise provided in this Agreement and whether or not the transactions contemplated by the Offer and this Agreement are consummated, all costs and expenses incurred in connection with the transactions contemplated by the Offer and this Agreement shall be paid by the party incurring such expenses.

                   (b) The Company shall pay the Parent, in same day funds, upon demand, a fee of $2,000,000 (the "BREAK-UP FEE"), if any of the following shall occur:

                                  (i)       if the Board of Directors of the
         Company or any committee thereof shall have approved, or recommended that stockholders of the Company accept or approve, an Acquisition Proposal by a third party, or shall have resolved to do any of the foregoing;

                                  (ii)      if the Board of Directors of the
         Company or any committee thereof shall have withdrawn or modified its unanimous approval of, or unanimous recommendation that the stockholders of the Company accept or approve (as the case may be), the Offer, this Agreement and the Merger, or shall have resolved to do any of the foregoing;

                                  (iii)     if the Company shall have failed to
         include in the

         Schedule 14D-9 the unanimous recommendation of the Board of Directors of the Company that the stockholders of the Company accept the Offer; or

                                  (iv)      the following shall occur: (A)
         prior to the Effective Time, any person, entity or "GROUP" (as that term is used in Section 13(d)(3) of the Exchange Act), shall beneficially own (as that term is used in Section 13(d)(3) of the Exchange Act), or shall have acquired, 25% or more of the Shares, or shall have been granted any option or right, conditional or otherwise, to acquire 25% or more of the Shares (the "25% PERSON"), which Shares are not tendered to Parent in connection with the Offer, (B) the Minimum Condition shall not be met as of the Expiration Date and (C) either (1) the 25% Person shall, at any time within twelve (12) months of the expiration of the Offer, effect the Acquisition (as defined below) of the Company or enter into an agreement with the Company or commence a tender offer to effect such an Acquisition, and the transactions contemplated thereby are subsequently consummated at any time, or (2) any person other than Parent or any affiliate of Parent effects the Acquisition of the Company during 1998, or during 1998 enters into an agreement with the Company or commences a tender offer for the Acquisition of the Company and the transactions contemplated thereby are subsequently consummated at any time, in any such case under this clause (2) at a purchase price equivalent to a price per Share in excess of $2.45. For the purposes hereof, an "ACQUISITION" of the Company shall mean any merger, consolidation or other reorganization, any tender offer or other transaction or series of related transactions involoving the acquisition of securities of the Company, or any sale or license of all or substantially all the business or assets of the Company, unless the shareholders of the Company prior to such transaction or series of related transactions retain following such transaction or series of related transactions (in respect of their equity interest in the Company prior thereto) more than 50% of the voting equity securities of the surviving or successor corporation to the business of the Company.

                   (c) The Break-up Fee is payable to compensate Parent and Purchaser for their direct and indirect costs and expenses associated with the negotiation and execution of this Agreement and the undertaking of the transactions contemplated herein in the event of the occurrence of all of the events set forth in clauses (i), (ii), (iii) and (iv) of paragraph (b) above, and shall constitute liquidated damages with respect to (but solely with respect to) the events itemized in clauses (i), (ii), (iii) and /or (iv) of paragraph (b) above. However, the right to the payment of the Break-up Fee shall be in addition to any other damages or remedies at law or in equity to which Parent or Purchaser may be entitled as a result of the Company's violation or breach of any other term or provision of this Agreement.

         7.4 AMENDMENT. This Agreement may be amended by each of the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that (i) such amendment shall be in writing signed by all of the parties hereto, (ii) any such waiver, amendment or supplement by the Company shall be effective as against the Company only if approved by a majority of the Continuing Directors and (iii) after adoption of this Agreement and the Merger by the stockholders of the Company, no amendment may be made without the further approval of the stockholders of the Company which reduces the Merger

Consideration or the Offer Price or changes the form thereof or changes any other terms and conditions of this Agreement if the changes, alone or in the aggregate, would materially adversely affect the stockholders of the Company.

         7.5 WAIVER. At any time prior to the Effective Time, whether before or after the Company's Stockholders Meeting, any party hereto, by action taken by its Board of Directors, may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) subject to the provisions of Section 7.4, waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer of such party; provided that any such extension or waiver by the Company after the Offer has been completed shall be effective against the Company only if approved by a majority of the Continuing Directors. Notwithstanding the above, any waiver given shall not apply to any other or subsequent failure of compliance with agreements of the other party or conditions to its own obligations.


                                  ARTICLE VIII

                                 MISCELLANEOUS

         8.1 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible given the original intent of the parties.

         8.2 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing, shall be effective when received and shall in any event be deemed to have been received and to be effective (i) on the date of delivery, if hand delivered (ii) three days after deposit in U.S. mail if sent via certified mail return receipt requested, postage prepaid or (iii) the first business day after the business day of deposit with Federal Express or similar carrier for overnight delivery, as return receipt requested and freight prepaid and shall be sent to the parties at the following addresses (or at such other address for a party as shall be specified by similar notice, except that notices of changes of address shall be effective upon receipt):

                   (a)     If to Parent or Purchaser:

                           Diamond Multimedia Systems, Inc.
                           2880 Junction Avenue
                           San Jose, California 95134
                           Attention:  William J. Schroeder
                                       James Walker
                           Telecopier No.:  (408) 325-7070

                   With copies to:

                           Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                           650 Page Mill Road
                           Palo Alto, California 94304
                           Attention:  Jeffrey D. Saper, Esq.
                                       Howard S. Zeprun, Esq.
                           Telecopier No.: (650) 493-6811

                   and to:

                           Boardwalk Acquisition Corporation
                           2880 Junction Avenue
                           San Jose, CA  95134
                           Attention:  William J. Schroeder
                                       James Walker
                           Telecopier No.:  (408) 325-7070

                   (b)     If to the Company:

                           Micronics Computers, Inc.
                           45365 Northport Loop West
                           Fremont, California 94538
                           Telecopier No.:  (510) 770-1863

                   With copies to:

                           Fenwick & West LLP
                           Two Palo Alto Square
                           Palo Alto, California 94306
                           Attention: Gail E. Suniga, Esq.
                           Telecopier No.: (650) 254-0857

                           Alliant Partners
                           435 Tasso Street, Third Floor
                           Palo Alto, California 94301
                           Attention:  James L. Kochman
                           Telecopier No.:  (650) 325-7692

         8.3 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; NO ASSIGNMENT. This Agreement, Annex I, the documents delivered pursuant hereto or in connection herewith and the Confidentiality Agreement (i) constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (ii) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder (except as expressly set forth in Section 5.9 with respect to present officers and directors of the Company), and (iii) may not be assigned, except that Purchaser may assign their rights hereunder in whole or in part to one or more direct or indirect subsidiaries or affiliates of Parent which, in written instruments reasonably satisfactory to the Company, shall agree to make all representations and warranties of Purchaser set forth herein and shall agree to assume all of such party's obligations hereunder and be bound by all of the terms and conditions of this Agreement; provided, however, that no such assignment shall relieve the assignor of its obligations hereunder.

         8.4       INTERPRETATION; KNOWLEDGE.

                   (i) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. Unless otherwise specifically stated herein in any particular case, the words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "without_limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

                   (ii) For purposes of this Agreement, the term "KNOWLEDGE" means, with respect to any matter in question, that any of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or Controller (or principal accounting officer if different from the foregoing) of the parties, as the case may be, have knowledge of such matter.

                   (iii) In this Agreement, any reference to any "subsidiary"of any party shall mean any association, corporation, individual, partnership, trust, or any other entity or organization in which such party has a direct or indirect equity ownership interest of more than 50%. In this Agreement, any reference to any action, suit, proceeding, claim, arbitration, or investigation being "pending" or "threatened" shall mean that the relevant party shall have either been served thereunder or otherwise notified of the existence thereof.

         8.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         8.6 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, by law or equity or otherwise upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction in addition to any other remedy, without proving actual damages, to which they are entitled at law or in equity.

         8.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the Northern District of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, other than issues involving the corporate governance of any of the parties hereto, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

         8.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         8.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

         8.10 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties set forth herein shall be deemed to be continuing from the date hereof to the time Parent acquires the Shares pursuant to the Offer.

         IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                       Diamond Multimedia Systems, Inc.


                                       By: /s/ WILLIAM J. SCHROEDER
                                          --------------------------------------
                                          William J. Schroeder, President and
                                          Chief Executive Officer


                                       Boardwalk Acquisition Corporation


                                       By: /s/ WILLIAM J. SCHROEDER
                                          --------------------------------------
                                          William J. Schroeder, President


                                       Micronics Computers, Inc.


                                       By: /s/ CHARLES J. HART
                                          --------------------------------------
                                          Charles J. Hart, President and
                                          Chief Executive Officer


             *****SIGNATURE PAGE--AGREEMENT AND PLAN OF MERGER*****

                                    ANNEX I

                            CONDITIONS OF THE OFFER



         The term "AGREEMENT" as used in this Annex I shall mean the Agreement and Plan of Merger to which this Annex I is attached, and all capitalized terms used in this Annex I and not defined in this Annex I shall have the respective meanings set forth in the Agreement.

         Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time, Purchaser shall not be required to accept for payment, purchase or pay for, or may terminate or amend the Offer and may postpone the acceptance of, and payment for, subject to Rule 14e-1(c) under the Exchange Act (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any Shares tendered pursuant to the Offer if:

                   (i) any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated;

                  (ii)    the Minimum Condition is not satisfied;

                 (iii) at any time on or after the date of the Agreement, any of the following events shall be determined by Parent or Purchaser to have occurred through no fault of Parent or Purchaser:

                          (A) there shall have been any action taken or threatened, or any statute, rule, regulation, judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger by any Governmental Entity could reasonably be expected to, directly or indirectly, (1) make the acceptance for payment or the payment for, or the purchase of some or all of the Shares pursuant to the Offer illegal or otherwise materially prohibit, delay or restrict consummation of the Offer or the Merger or the consummation of any transaction contemplated by the Agreement, (2) require the divestiture by Parent, Purchaser, the Company or any of their respective subsidiaries taken as a whole of all or any material portion of the business, assets or property of any of them or any Shares or impose any material limitation on the ability of any of them to conduct their business and own such assets, properties or Shares, in each case, as a result of the Offer the Merger or the transactions contemplated thereby (3) impose any material limitation on the ability of Parent or Purchaser to acquire or hold or to exercise effectively all rights of ownership of the Shares, including the right to vote any Shares purchased by any of them on all matters properly presented to the stockholders of the Company, including, without limitation, the adoption and approval of the Agreement and the Merger (4) result in a material diminution in the benefits expected to be derived by Parent or Purchaser as a result of the transactions contemplated by the Offer or the Agreement, (5) impose any material condition to the Offer, the Agreement or the Merger unacceptable to Parent or Purchaser; or

                          (B) the Company shall have failed to obtain all of the consents of third parties set forth in Schedule 3.9 of the Agreement by the Expiration Date if such failure would result in a Material Adverse Effect; or

                          (C) the Company shall have breached, or failed to comply with, in any material respect, any of its covenants or obligations under the Agreement or any representation or warranty of the Company in the Agreement shall have been incorrect, in any material respect when made or on and as of the date of any scheduled expiration or consummation of the Offer.

                          (D) the Board of Directors of the Company or any committee thereof shall have (1) withdrawn or modified (including without limitation, by amendment of the Company's Schedule 14D-9) in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger or the Agreement, (2) approved or recommended any Acquisition Proposal by a third party other than the Offer and the Merger, (3) publicly resolved to do any of the foregoing, or (4) upon a request to reaffirm the Company's approval or recommendation of the Offer, the Agreement or the Merger, the Board of Directors of the Company shall fail to do so within two business days after such request is made, in any event described in the Section (D), so long as such withdrawal modification, approval, recommendation, resolution or failure has not been rescinded within two business days; or

                          (E) the Agreement shall have been terminated in accordance with its terms; or

                          (F) there shall have occurred any Material Adverse Effect on the Company, or any event, fact or change which could reasonably be expected to result in a Material Adverse Effect on the Company;


which in the sole but reasonable judgment of Parent in such case, and regardless of the circumstances makes it inadvisable to proceed with the Offer or with acceptance for payment or payment.

         The foregoing conditions are for the sole benefit of Parent, Purchaser and their permitted assignees and may be asserted by Parent or Purchaser regardless of the circumstances (including any action or inaction by Parent or Purchaser or any of their assignees) giving rise to such condition. Except as specified in Section 1.1(c), all the foregoing conditions may be waived by Parent or Purchaser in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise its rights with respect to the foregoing conditions shall not be deemed a waiver of any such condition, and each condition shall be deemed an ongoing condition with respect to which Parent or Purchaser may assert its rights at any time prior to the completion of the Offer and from time to time. Any determination by Parent or

         Purchaser concerning any event described in this Annex I shall be binding upon all persons to whom the Offer is made.





                                      -3-